UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as Permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.

QRS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FREQUENTLY ASKED QUESTIONS FOR QRS EMPLOYEES REGARDING SHARES AND STOCK OPTIONS IN CONNECTION WITH THE MERGER

As you know, on September 2, 2004, Inovis International, Inc. (“Inovis”) and QRS Corporation (“QRS”) entered into an Agreement and Plan of Merger pursuant to which QRS will merge with an Inovis subsidiary (the “Merger”) and become a wholly-owned subsidiary of Inovis. Each share of QRS common stock outstanding at the time of the Merger (including shares acquired through the exercise of a stock option or purchased through QRS’ ESPP) will be converted into the right to receive $7.00 in cash, (called the “cash out”). The purpose of this FAQ is to address questions you may have as a holder of QRS common stock or QRS stock options.

Q: What will a QRS stockholder receive if the merger occurs?

A: Each outstanding share of QRS common stock at the time of the Merger will convert into a right to receive $7.00 in cash. This includes outstanding shares of QRS common stock previously acquired by exercise of a stock option or by purchases under QRS’ Employee Stock Purchase Plan (ESPP).

Q: If my broker holds my shares in “street name,” will my broker exchange my shares for cash?

A: Please contact your broker to discuss. If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (in “street name”), that broker, bank or nominee is the record holder, and may be able to exchange your shares for cash on your behalf.

Q: If I hold a physical stock certificate for QRS common stock, what do I need to do in order to exchange it for cash?

A: Within a few weeks of the closing of the Merger you will receive a letter of transmittal and written instructions from the exchange agent regarding how to exchange your stock certificate(s) for the cash merger consideration. Please do not send in your stock certificates prior to receiving this letter of transmittal. In order to receive the cash merger consideration, you must comply with the written instructions, which will require, among other things, that you complete the letter of transmittal and return it together with their physical stock certificates to the exchange agent. It typically takes a few weeks after you return these items for the exchange agent to process your stock certificate and send you a check.

Q: If I want to keep my QRS shares or have them become shares of Inovis, can I do that?

A: No. No QRS shares will survive the closing of the Merger or convert to shares of Inovis.

Q: What will a QRS optionholder receive if the merger occurs?

A: QRS optionholders as of November 1, 2004 will receive the excess, if any, of $7.00 over the per share exercise price of the stock option, for each share of QRS common stock subject to the stock option, less any applicable withholding tax and without interest. This will happen automatically. It is currently anticipated that your check for this cash will be available starting Monday, November 15.

Q: Can I sell my shares prior to the closing of the Merger? Can I do a broker-assisted or “cashless” exercise and sale of my stock options prior to the closing of the Merger?

A: You may sell your shares prior to the closing of the Merger, provide you are not subject to any trading restrictions related to QRS’ Insider Trading window. The same is true with respect to a “broker-assisted or cashless exercise and sale of your stock options. However, please be advised that unlike the automatic stock option cash out at closing described above, you might have to pay a fee to your broker. Also, your broker may not be willing to do a broker-assisted “same day” exercise close to the time of the merger closing. Finally, your unvested stock options will not accelerate and vest until the closing, so you will not be able to do a broker-assisted or”cashless” exercise for unvested stock options prior to the close.

Q: If at the time of closing of the Merger I am subject to trading restrictions due to QRS’ Insider Trading window, will my options and shares still be cashed out?

A: Yes. The exchange of QRS common stock for merger cash or the automatic cash out of stock options are not subject to insider trading restrictions.

Q: Who can help answer my questions?

A: If you have additional questions about the matters described in this document or if you need additional copies of this document, you should contact Stacey Giamalis or David Cooper.

Caution Required by Certain SEC Rules

In connection with the merger of Inovis and QRS, QRS has filed a proxy statement for QRS’ special stockholder meeting with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement because it contains important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by QRS with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the proxy statement and other documents filed by QRS with the Securities and Exchange Commission may also be obtained from QRS by directing a request to QRS, Attention: Stacey Giamalis, Secretary, (510) 215-5000.

QRS and its directors and its executive officers may be deemed, under SEC rules, to be soliciting proxies from QRS’ stockholders in favor of the proposed merger. Information regarding the identity of these persons, and their interests in the solicitation, are set forth in a Schedule 14A filed with the SEC, and is available free of charge at the SEC website and public reference rooms, and from the QRS corporate secretary.